Exhibit 99.1

Investor Relations:		Press contacts:

Larry Cains	Carina Thate or Jason Thompson	Melissa Kivett
Assurant	Abernathy MacGregor Group	Assurant
212-859-7045	212-371-5999	212-859-7029
larry.cains@assurant.com	cct@abmac.com or jft@abmac.com	melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q1 2004 Net Operating Income of $87.5 Million ($0.62 Per Proforma Share), An Increase Of 14% Over 2003; Net Income Of $94.4 Million ($0.66 Per Proforma Share), An Increase Of 29% Over 2003

New York – May 12, 2004 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a leading provider of specialized insurance and insurance-related products and services, today reported its results for the first quarter ended March 31, 2004.

J. Kerry Clayton, President and Chief Executive Officer, said, “Assurant had a very good quarter. Our specialized insurance model delivered net operating income of $87.5 million, up 14% over a year ago. Our results were driven by strong performance in our three largest businesses. We remain focused on generating profitable growth from our market-leading niche products in 2004.”

Net income in the first quarter of 2004 grew 29% to $94.4 million, or $0.66 per pro forma share (see footnote 1 at the end of this release), compared to first quarter 2003 net income of $73.2 million, or $0.51 per pro forma share. Pro forma per share calculations are based on 142,208,676 shares currently outstanding.

Net operating income (see footnote 2 at the end of this release) for the first quarter of 2004 grew 14% to $87.5 million, or $0.62 per pro forma share, compared to first quarter 2003 net operating income of $76.5 million, or $0.54 per pro forma share. Net operating income excludes capital gains and losses and other unusual and/or infrequent items.

Net earned premiums in the first quarter of 2004 grew 8% to $1.6 billion from $1.5 billion for the same period in 2003. Assurant’s two largest segments, Assurant Solutions and Assurant Health, drove net earned premium growth.

Net investment income in the first quarter of 2004 increased slightly to $153.8 million from $151.5 million in the first quarter of 2003. The annualized yield on average invested assets and cash and cash equivalents was 5.43% in the first quarter of 2004 compared to 5.85% in the first quarter of 2003. The lower yield was offset by higher invested assets.

Reconciliation of Net operating income to Net income

	For the Three Months Ended
	March 31,	March 31,
	2004	2003
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$40.1	$34.6
Assurant Health	36.7	31.5
Assurant Employee Benefits	13.2	8.1
Assurant Preneed	6.5	9.1
Amortization of deferred gain on disposal of businesses	9.4	12.7
Interest expense and distributions on preferred securities of subsidiary trusts	(8.0)	(19.2)
Corporate and other	(10.4)	(0.3)

Net operating income	87.5	76.5
Adjustments:
Net realized gains (losses) on investments	9.2	(3.3)
Expenses directly related to the initial public offering	(2.3)	—

Net income	$94.4	$73.2

Assurant Solutions

Assurant Solutions net operating income in the first quarter of 2004 increased 15.7% to $40.1 million, from net operating income of $34.6 million in the first quarter of 2003. Net operating income increased due to premium growth and a favorable combined ratio.

Assurant Solutions net earned premiums in the first quarter 2004 increased 9.0% to $623.1 million from $571.5 million in the first quarter of 2003. The increase in net earned premiums was due primarily to growth in the warranty and extended service contract products in the consumer protection business and growth in the specialty property solutions business.

Assurant Health

Assurant Health net operating income grew 16.4% in the first quarter of 2004 to $36.7 million from $31.5 million in the first quarter of 2003. The increase in net operating income is primarily due to premium and membership growth in the individual product line.

Assurant Health net earned premiums in the first quarter of 2004 grew 15.5% to $550.9 million from $477.1 million in the first quarter of 2003. The increase in net earned premium is attributable to continued strong growth in individual insurance and continued steady growth in small group. New Health Savings Accounts (HSAs) contributed to growth in individual membership.

Assurant Health membership at March 31, 2004 totaled 1.16 million, an increase of 11.6% from 1.04 million at March 31, 2003.

Assurant Employee Benefits

Assurant Employee Benefits first quarter 2004 net operating income increased 62.8% to $13.2 million from $8.1 million in the first quarter of 2003. Net operating income improvement was driven by better loss ratios in the Group Life and Disability product lines and by an overall improvement in expense ratio.

Assurant Employee Benefits first quarter 2004 net earned premiums were $318.0 million, compared to $320.3 million in the first quarter of 2003.

Assurant Preneed

Assurant Preneed first quarter 2004 net operating income declined 29.3% to $6.5 million from $9.1 million in the first quarter of 2003. Net operating income decreased mainly due to continued low new money rates and flat sales.

Assurant Preneed first quarter 2004 net earned premiums were $133.2 million, compared to $134.0 million in the first quarter of 2003.

Corporate

Amortization of deferred gains from businesses sold through reinsurance declined consistent with the run-off of these businesses. Interest expense and distributions on preferred securities of subsidiary trusts in the first quarter of 2004 declined by $11.2 million after-tax compared to the first quarter of 2003 as a result of a lower level of debt at lower interest rates. Corporate and other net operating loss for the first quarter of 2004 was ($10.4) million, primarily due to public company expenses and lower investment income.

Financial Position

At March 31, 2004 total assets were $23.7 billion and total invested assets, cash and cash equivalents were $11.9 billion. In the first quarter of 2004, Assurant had after-tax net capital gains of approximately $9.2 million compared to net realized after-tax losses of ($3.3) million in the first quarter of 2003. In the first quarter of 2004, Assurant recorded other-than-temporary impairments of $0.5 million after-tax compared to $7.6 million after-tax in the first quarter of 2003.

Earnings Conference Call

Assurant will host a conference call this morning, May 12th at 9:00 a.m. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 am (ET) on May 12, 2004 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 4692353. The webcast will be archived for one month on Assurant’s website. In addition, a financial supplement relating to the company’s financial results for the first quarter 2004 is available in the Investor Relations section of the company’s website at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. The four key business units — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has approximately $24 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, which can be accessed from the Assurant website at www.Assurant.com.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share has been included as a measure of operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants (9,546 vested shares and 59,430 unvested shares), resulting in total outstanding shares of 142,208,676. These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share. GAAP basic and diluted earnings per share were $0.73 for the first quarter of 2004 compared to $0.67 for the first quarter of 2003. GAAP basic and diluted earnings per share calculations are based upon 129,521,299 weighted average shares outstanding for the first quarter of 2004 and 109,222,276 weighted average shares outstanding for the first quarter of 2003.

(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, before the after-tax effect of net realized gains (losses) on investments and the after-tax effect of other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
For the Three Months Ended March 31, 2004 and 2003
(unaudited)

	Three Months Ended March 31,
	2004	2003
	(in thousands except number of
	shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,625,238	$1,502,963
Net investment income	153,824	151,521
Net realized gain (loss) on investments	14,224	(4,978)
Amortization of deferred gain on disposal of businesses	14,497	19,308
Fees and other income	49,777	62,926

Total revenues	1,857,560	1,731,740
Benefits, losses and expenses
Policyholder benefits	968,965	888,763
Amortization of deferred acquisition costs and value of business acquired	159,366	139,159
Underwriting, general and administrative expenses	574,142	563,820
Interest expense	10,163	—
Distributions on mandatorily redeemable preferred securities of subsidiary trusts	2,163	29,631

Total benefits, losses and expenses	1,714,799	1,621,373

Income before income taxes	142,761	110,367
Income taxes	48,383	37,130

Net income	$94,378	$73,237

Earnings per share:
Weighted average of basic and diluted shares of common stock outstanding	129,521,599	109,222,276
Net income per share:
Basic and Diluted
Net income	$0.73	$0.67
Pro forma earnings per share:
Pro forma shares of common stock outstanding	142,208,676	142,208,676
Pro forma net income per share	$0.66	$0.51

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At March 31, 2004 (unaudited) and December 31, 2003

	March 31,	December 31,
	2004	2003
	(in thousands except number of shares
	and per share amounts)
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost - $8,250,992 in 2004 and $8,229,861 in 2003)	$8,884,270	$8,728,838
Equity securities available for sale, at fair value (cost - $505,852 in 2004 and $436,823 in 2003)	531,200	456,440
Commercial mortgage loans on real estate at amortized cost	975,802	932,791
Policy loans	68,535	68,185
Short-term investments	404,969	275,878
Other investments	505,577	461,473

Total investments	11,370,353	10,923,605
Cash and cash equivalents	573,861	958,197
Premiums and accounts receivable	472,867	480,254
Reinsurance recoverables	4,352,318	4,445,265
Accrued investment income	139,567	135,267
Tax receivable	—	26,499
Deferred acquisition costs	1,486,173	1,393,681
Property and equipment, at cost less accumulated depreciation	284,294	283,762
Deferred income taxes, net	8,909	60,321
Goodwill	828,445	828,523
Value of business acquired	186,512	191,929
Other assets	206,172	195,958
Assets held in separate accounts	3,794,806	3,805,058

Total assets	$23,704,277	$23,728,319

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At March 31, 2004 (unaudited) and December 31, 2003

	March 31,	December 31,
	2004	2003
	(in thousands except number of shares
	and per share amounts)
Liabilities
Future policy benefits and expenses	$6,162,963	$6,235,140
Unearned premiums	3,170,594	3,133,847
Claims and benefits payable	3,503,805	3,512,809
Commissions payable	269,416	371,074
Reinsurance balances payable	133,694	110,063
Funds held under reinsurance	263,874	200,384
Deferred gain on disposal of businesses	372,855	387,353
Accounts payable and other liabilities	1,396,161	1,370,104
Tax payable	90,916	—
Debt	971,576	1,750,000
Mandatorily redeemable preferred securities of subsidiary trusts	—	196,224
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,794,806	3,805,058

Total liabilities	20,154,820	21,096,216
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, par value $.01 per share, 800,000,000 shares authorized, 142,268,106 and 109,222,276 shares issued, 142,208,676 and 109,222,276 shares outstanding at March 31, 2004 and December 31, 2003, respectively	1,423	1,092
Additional paid-in capital	2,790,440	2,063,763
Retained earnings	343,099	248,721
Unamortized restricted stock compensation	(1,265)	—
Accumulated other comprehensive income	415,760	318,527

Total stockholders’ equity	3,549,457	2,632,103

Total liabilities and stockholders’ equity	$23,704,277	$23,728,319